UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2007
Yahoo! Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28018 (Commission File Number)	77-0398689 (I.R.S. Employer Identification No.)

701 First Avenue
Sunnyvale, California		94089
(Address of Principal Executive Offices)		(Zip Code)
(408) 349-3300
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
     Susan L. Decker was promoted to President of Yahoo! Inc. (the “Company”) on June 18, 2007. On November 28, 2007, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved certain changes to the compensation arrangements for Ms. Decker in consideration of her new position as President.
     Under the new arrangements, Ms. Decker’s annual salary is increased to $815,000, effective as of July 1, 2007, and commencing with calendar year 2007, her annual target cash bonus will be 150 percent of her base salary, with her actual bonus for any year to be determined by this Committee based on her performance for the relevant year. In addition, the Committee granted to Ms. Decker a stock option to purchase 300,000 shares of the Company’s common stock at a per share exercise price of $26.20, the closing trading price of the Company’s common stock on the date of the grant. The stock option will vest with respect to 50% of the shares on October 15, 2008 and with respect to 25% of the shares on each of October 15, 2009 and October 15, 2010, subject to Ms. Decker’s continued employment with the Company. The stock option has a term of seven years, and subject to earlier expiration, the option will remain exercisable for 12 months following the termination of Ms. Decker’s employment with the Company. The Committee also granted to Ms. Decker (1) an award of 100,000 restricted stock units that will vest on October 15, 2008, and (2) an award of 110,000 restricted stock units that will vest on October 15, 2009, subject in each case to Ms. Decker’s continued employment with the Company. Each unit represents the right to receive one share of the Company’s common stock upon vesting. The Committee also approved an amendment to the stock option granted to Ms. Decker by the Company on May 31, 2006 to provide that, upon the termination of Ms. Decker’s employment with the Company for any reason, the portion of the option that is then outstanding and vested will remain exercisable for three years following the date of such termination (subject to earlier termination on the expiration date of the option).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)
	By:	/s/ Michael J. Callahan
Date: November 30, 2007		Michael J. Callahan
Executive Vice President, General Counsel and Secretary

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